Exhibit 99.1

Mercury General Corporation Announces Fourth Quarter Results

          LOS ANGELES, Feb. 7 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $74.1 million ($1.36 per share-diluted), in the fourth quarter 2004 compared with $49.2 million ($0.90 per share-diluted), in the same period for 2003.  For the year, net income was $286.2 million ($5.24 per share-diluted) in 2004 compared to net income of $184.3 million ($3.38 per share-diluted) in 2003.  Included in net income are net realized investment gains, net of tax, of $4.2 million ($0.08 per share-diluted) in the fourth quarter 2004 compared to net realized investment gains, net of tax, of $3.8 million ($0.07 per share-diluted) for the fourth quarter 2003, and net realized investment gains, net of tax, of $16.3 million ($0.30 per share-diluted) for the entire 2004 year compared to net realized investment gains, net of tax, of $7.3 million ($0.13 per share-diluted) for 2003.

          Company-wide net premiums written were $674.2 million in the fourth quarter 2004, a 14% increase over fourth quarter 2003, and $2.6 billion for the year, a 16.7% increase over 2003.  California net premiums written were $495.0 million in the quarter, an increase of 2.7% over 2003, and $2.0 billion for the year, a 6.4% increase over 2003.  Non-California net premiums written were $179.2 million in the quarter, a 63.5% increase over 2003, and $640.4 million for 2004, a 67.4% increase over 2003.  Non-California net premiums written represented 26.6% of the Company’s total fourth quarter net premiums written, up from 18.5% in the fourth quarter of 2003.

          The Company’s combined ratio (GAAP basis) was 88.6% in the fourth quarter of 2004 and 89.2% for the entire year compared with 94.1% and 94.0% for the same periods in 2003.  Positive development of approximately $55 million for the year ended December 31, 2004 on the 2003 and prior accident year loss reserves contributed to the improvement in the combined ratio.  During the fourth quarter, the Company reduced its estimate for losses from the Florida hurricanes from approximately $24 million reported at September 30, 2004, to approximately $22 million at December 31, 2004.

          Net investment income of $29.3 million (after tax $25.2 million) in the fourth quarter of 2004 increased by 11.3% compared to the same period in 2003. The after-tax yield on investment income was 3.6% on average assets of $2.8 billion (fixed maturities and equities at cost) for the quarter.  This compares with an after tax yield on investment income of 3.9% on average investments of $2.4 billion (fixed maturities and equities at cost) for the same period in 2003.

          During the fourth quarter of 2004, the Company began writing private passenger automobile insurance in the states of Michigan and Nevada, marking the twelfth and thirteenth states in which the Company writes automobile insurance.

          During January 2005, the state of California experienced precipitation levels that were significantly higher than average.  Consequently, the number of losses reported in the California homeowners line of business was more than double the number reported in January 2004.  The number of California automobile losses reported in January 2005 was approximately 10% more than the number reported in January 2004.  As a result, given the January 2005 losses, the Company anticipates that loss frequency will be higher in the first quarter 2005 as compared to the first quarter 2004.

          Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents and brokers in many states.  For more information, visit our website at www.mercuryinsurance.com.  The Company will be hosting a conference call and webcast at 10:00 A.M. Pacific Time (1:00 P.M. Eastern Time) today in which management will discuss results and address questions.  The teleconference and webcast can be accessed by calling 1 (877) 807-1888 or by visiting www.mercuryinsurance.com.  A replay of the call will be available beginning at 1:30 P.M. Pacific Time and running through February 15, 2005.  The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International). The conference ID# is 3419001.  The replay will also be available on the Company’s website shortly following the call.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained in this press release are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:  changes in the demand for the Company’s insurance products, and in general economic conditions; the accuracy and adequacy of the Company’s pricing methodologies; market risks associated with the Company’s investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; inflation and changes in economic conditions; the Company’s ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.  For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.

          Mercury General Corporation

          Information Regarding Non-GAAP Measures

          The Company has presented information within this document containing operating measures which in management’s opinion provide investors useful industry specific information to evaluate and perform meaningful comparisons of the Company’s performance but that may not be presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures are not intended to replace, and should be read in conjunction with, the Company’s GAAP financial results.  The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, “Summary of Operating Results.”

          Net Premiums Written represents the premiums charged on policies issued during a fiscal period.  Net Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies.  Net Premiums Written is meant as supplemental information and is not intended to replace Net Premiums Earned.  It should be read in conjunction with the GAAP financial results.

          Paid Losses and Loss Adjustment Expenses is the portion of Incurred Losses and Loss Adjustment Expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts.  Paid Losses and Loss Adjustment Expenses is meant as supplemental information and is not intended to replace Incurred Losses and Loss Adjustment Expenses.  It should be read in conjunction with the GAAP financial results.

Mercury General Corporation and Subsidiaries
Summary of Operating Results
(000’s) except per-share amounts and ratios
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

Net premiums written	$674,239	$591,401	$2,646,704	$2,268,778
Net premiums earned	668,102	572,671	2,528,636	2,145,047
Paid losses and loss adjustment expenses	394,919	347,453	1,481,803	1,330,784
Incurred losses and loss adjustment expenses	413,573	385,330	1,582,254	1,452,051
Net investment income	29,331	26,348	109,681	104,520
Net realized investment gains, net of tax	4,168	3,817	16,292	7,285
Net income	$74,129	$49,226	$286,208	$184,321
Basic average shares outstanding	54,506	54,418	54,471	54,402
Diluted average shares outstanding	54,683	54,586	54,633	54,547
Basic Per Share Data
Net income	$1.36	$0.90	$5.25	$3.39
Net realized investment gains, net of tax	$0.08	$0.07	$0.30	$0.13
Diluted Per Share Data
Net income	$1.36	$0.90	$5.24	$3.38
Net realized investment gains, net of tax	$0.08	$0.07	$0.30	$0.13
Operating Ratios -- GAAP (a) Basis
Loss ratio	61.9%	67.3%	62.6%	67.7%
Expense ratio	26.7%	26.8%	26.6%	26.3%
Combined ratio	88.6%	94.1%	89.2%	94.0%
Reconciliations of Operating Measures to Comparable GAAP (a) Measures
Net premiums written	$674,239	$591,401	$2,646,704	$2,268,778
Increase in unearned premiums	(6,137)	(18,730)	(118,068)	(123,731)
Net premiums earned	$668,102	$572,671	$2,528,636	$2,145,047
Paid losses and loss adjustment expenses	$394,919	$347,453	$1,481,803	$1,330,784
Increase in net losses and loss adjustment expense reserves	18,654	37,877	100,451	121,267
Incurred losses and loss adjustment expenses	$413,573	$385,330	$1,582,254	$1,452,051

(a) Generally Accepted Accounting Principles

Mercury General Corporation and Subsidiaries
Other Supplemental Information
(000’s) except ratios
(unaudited)

	Quarter ending December 31,		Twelve Months Ending December 31,

	2004	2003	2004	2003

Total California Operations (1)
Net Premiums Written	$494,975	$481,744	$2,006,351	$1,886,217
Net Premiums Earned	501,745	477,291	1,981,463	1,804,960
Loss Ratio	61.7%	68.8%	61.0%	68.9%
Expense Ratio	24.9%	25.5%	25.6%	25.4%
Combined Ratio	86.6%	94.3%	86.6%	94.3%
California Automobile lines
Net Premiums Written	$450,002	$442,636	$1,827,527	$1,738,462
Net Premiums Earned	458,126	440,791	1,818,122	1,674,801
Loss Ratio	64.2%	67.9%	62.9%	69.0%
Expense Ratio	25.1%	25.7%	25.7%	25.3%
Combined Ratio	89.3%	93.6%	88.6%	94.3%
California Homeowners line
Net Premiums Written	$36,558	$32,407	$147,763	$122,897
Net Premiums Earned	35,922	30,328	135,370	108,141
Loss Ratio	33.8%	84.0%	36.3%	67.9%
Expense Ratio	24.5%	24.4%	24.8%	25.1%
Combined Ratio (a)	58.3%	108.4%	61.2%	93.0%
Non-California Operations (2)
Net Premiums Written	$179,264	$109,657	$640,353	$382,561
Net Premiums Earned	166,357	95,380	547,173	340,087
Loss Ratio	62.5%	59.7%	68.4%	61.5%
Expense Ratio	32.3%	33.5%	30.4%	30.9%
Combined Ratio	94.8%	93.2%	98.8%	92.4%

	At December 31,

Policies-in-force (000’s)	2004	2003

California Personal Auto	1,060	1,026
California Commercial Auto	21	20
Non-California Personal Auto	322	184
California Homeowners	215	187
Florida Homeowners	16	10

All ratios are calculated on GAAP basis.
(a)	Some numbers may not sum due to rounding
(1)	Total California operations includes homeowners, auto, commercial property and other immaterial California business lines
(2)	Includes all states except California

Mercury General Corporation and Subsidiaries
Condensed Balance Sheet and Other Information
(000’s) except per-share amounts

	December 31, 2004	December 31, 2003

	(unaudited)
Investments - available for sale
Fixed maturities at market (amortized cost $2,164,955 in 2004 and $1,856,083 in 2003)	$2,245,311	$1,945,309
Equity securities at market (cost $210,553 in 2004 and $223,113 in 2003)	254,362	264,393
Short-term cash investments, at cost, which approximates market	421,369	329,812
Total investments	2,921,042	2,539,514
Net receivables	367,662	299,094
Deferred policy acquisition costs	174,840	146,951
Other assets	146,199	134,207
Total assets	$3,609,743	$3,119,766
Loss and loss adjustment expenses	$900,744	$797,927
Unearned premiums	799,679	681,745
Other liabilities	325,029	259,877
Notes payable	124,743	124,714
Shareholders’ equity	1,459,548	1,255,503
Total liabilities and shareholders’ equity	$3,609,743	$3,119,766
Common stock - shares outstanding	54,515	54,424
Book value per share	$26.77	$23.07
Statutory surplus	$1.36 billion	$1.17 billion
Portfolio duration	3.2 years	3.8 years

SOURCE  Mercury General Corporation
          -0-                                                            02/07/2005
          /CONTACT:  Theodore Stalick, VP/CFO of Mercury General Corporation,
+1-323-937-1060/
          /Web site:  http://www.mercuryinsurance.com /
          (MCY)